Exhibit (a)(xliv)

WILLIAM BLAIR FUNDS

WRITTEN INSTRUMENT AMENDING THE DECLARATION OF TRUST

April 27, 2022

The undersigned, being a majority of the Trustees of the William Blair Funds (the “Trust”), a Delaware statutory trust organized pursuant to a Declaration of Trust dated September 3, 1999 (the “Declaration of Trust”) do hereby amend the Declaration of Trust as follows:

WHEREAS, Section 6.2(b) of Article VI of the Declaration of Trust provides that at any time there are no shares outstanding of any particular series previously established and designated, the Trustees may by an instrument executed by a majority of their number abolish that series and the establishment and designation thereof;

WHEREAS, the Board of Trustees approved the redemption of all the outstanding shares of the William Blair Bond Fund, William Blair Short Duration Bond Fund, and William Blair Ultra-Short Duration Bond Fund (each a “Fund” and collectively the “Funds”) at its February 10, 2022 meeting;

WHEREAS, as of the date hereof no shares of each Fund are outstanding; and

WHEREAS, the Board of Trustees wishes to abolish each Fund and the establishment and designation thereof, as provided in the Declaration of Trust.

This instrument shall constitute an amendment to the Declaration of Trust, in accordance with Section 9.3 of Article IX thereof, to abolish each Fund and the establishment and designation thereof. This amendment shall be effective as of the date written above.

IN WITNESS WHEREOF, the undersigned have signed these presents, in one or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same document.

/s/ Vann A. Avedisian	/s/ Daniel N. Leib
Vann A. Avedisian	Daniel N. Leib

/s/ Kathleen T. Barr	/s/ Dorri C. McWhorter
Kathleen T. Barr	Dorri C. McWhorter

/s/ Stephanie G. Braming	/s/ Thomas J. Skelly
Stephanie G. Braming	Thomas J. Skelly

/s/ Cissie Citardi	/s/ Steven R. Zenz
Cissie Citardi	Steven R. Zenz